Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED
  ACCOUNTANTS AND ADVISORS
     PCAOB REGISTERED


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 Amendment No. 5 of Easy Energy, Inc, of our report dated July 7, 2008 on our audit of the restated financial statements of Easy Energy, Inc. as of March 31, 2008 and
December 31, 2007, and the related restated statements of operations, stockholders' equity and cash flows for the three months ended March 31, 2008, inception on May 17, 2007 through December 31, 2007 and inception on May 17, 2007 through March 31, 2008, and the reference to us under the caption "Experts."



/s/ Moore & Associates, Chartered
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Moore & Associates Chartered
Las Vegas, Nevada
October 8, 2008





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